Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   February 13, 2017-  Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company (“C.J. Hughes”) and Nitro Electric Company (“Nitro Electric”), announced the filing of the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2016. Energy Services earned revenues of $37.5 million for the three months ended December 31, 2016. Gross profit and net income available to common shareholders were $4.7 million and $1.2 million, respectively, for the three months ended December 31, 2016. The Company had adjusted EBITDA of $3.2 million ($0.22 per share) for the three months ended December 31, 2016. The backlog at December 31, 2016 was $81.2 million.

Below is a comparison of the Company’s operating results for the three months ended December 31, 2016 and 2015:

	Three Months Ended	Three Months Ended
	December 31, 2016	December 31, 2015
	Unaudited	Unaudited

Revenue	$37,496,872	$34,374,091

Cost of revenues	32,812,085	30,734,450

Gross profit	4,684,787	3,639,641

Selling and administrative expenses	2,195,610	2,184,626
Income from operations	2,489,177	1,455,015

Other income (expense)
Other nonoperating income expense	(71,429)	(11,310)
Interest expense	(230,969)	(233,418)
Gain on sale of equipment	26,990	31,400
	(275,408)	(213,328)

Income from continuing operations before income taxes	2,213,769	1,241,687

Income tax expense	975,112	542,831

Income from continuing operations	1,238,657	698,856

Dividends on preferred stock	77,250	77,250

Income from continuing operations available to common shareholders	1,161,407	621,606

Income from discontinued operations net of tax benefit	-	-

Net income available to common shareholders	$1,161,407	$621,606

Revenues for the three months ended December 31, 2016 increased $3.1 million compared to the same period in 2015. The increase was primarily due to a $7.1 million revenue increase in petroleum and gas work, partially offset by a $2.6 million revenue decrease in electrical and mechanical services, and a $1.4 million revenue decrease in water and sewer and other ancillary projects. The gross profit percentage for the three months ended December 31, 2016 was 12.5%, as compared to 10.6% for the same period in 2015.

Douglas Reynolds, President, commented on the announcement. “We are very pleased with the operating results for the first three months of fiscal year 2017. The $37.5 million in revenue and $1.2 million in net income available to common shareholders represent the best first quarter of any fiscal year in the Company’s history.” Reynolds continued, “We had several significant pipeline projects that were awarded in fiscal year 2016 that continued into the first quarter of fiscal year 2017. We have been awarded two pipeline projects that will begin soon, but we are still bidding work to replace the completed projects. At December 31, 2016, we had a backlog of $81.2 million, as compared to $91.1 million at December 31, 2015. We’re seeing projects being put out for bid a little later as compared to last year, but we feel there are some exciting possibilities for both C.J Hughes and Nitro Electric in fiscal year 2017.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per share:

	Three Months Ended	Three Months Ended
	December 31, 2016	December 31, 2015
	Unaudited	Unaudited

Net income available to common shareholders	$1,161,407	$621,606

Add: Income tax expense	975,112	542,831

Add: Dividends on preferred stock	77,250	77,250

Add: Interest expense	230,969	233,418

Less: Non-operating (income) expense	44,439	(20,090)

Add: Depreciation expense	678,331	595,677

Adjusted EBITDA	$3,167,508	$2,050,692

Common shares outstanding	14,239,836	14,239,836

Adjusted EBITDA per common share	$0.22	$0.14

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact:

Douglas Reynolds, President

304-522-3868